EXHIBIT 5.2

OPINION OF K&L GATES LLP

[LETTERHEAD OF K&L GATES LLP]

May 6, 2009

Tree.com, Inc.

11115 Rushmore Drive

Charlotte, North Carolina  28277

Re.                               Post-Effective Amendment No. 2 to Registration Statement on Form S-1 of Tree.com, Inc.

Ladies and Gentlemen:

At the 2009 Annual Stockholders Meeting of Tree.com, Inc. (the “Company”) held on April 28, 2009, the Company’s stockholders approved the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the “Stock and Annual Incentive Plan”) as a result of which the maximum number of shares that may be issued pursuant to new awards under the Stock and Annual Incentive Plan was increased by 550,000 (the “Shares”) to 2,750,000.  We have acted as your counsel in connection with the Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-152700) (the “Post-Effective Amendment”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), which relates to, among other things, the registration of the Shares.  You have requested our opinion as to the matters set forth below in connection with the Post-Effective Amendment.  For purposes of rendering that opinion, we have examined the Post-Effective Amendment,  the Registration Statement on Form S-1 (File No. 333-152700), as amended, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Post-Effective Amendment and in the manner contemplated by the Stock and Annual Incentive Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to this firm in the related Prospectus under the caption “Legal Matters.”  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP